Exhibit 10.12

                               SEVERANCE AGREEMENT


     This SEVERANCE AGREEMENT (this "Agreement"), made as of the 28th day of May 1996 (the "Effective Date"), by and between T CELL SCIENCES, INC., a Massachusetts corporation with its main office in Needham, Massachusetts (the "Company") and NORMAN W. GORIN (the "Executive").

     WHEREAS the Company wishes to retain the services of the Executive as its Chief Financial Officer subject to the terms of this Agreement; and

     WHEREAS the Executive wishes to perform such services for the Company subject to the terms of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 4, the Executive's employment with the Company may be terminated by the Company without cause upon written notice to the Executive.

2. Change in Control. The Executive's employment may be terminated by the Executive for Good Reason within one (1) year of a Change in Control by written notice to the Board; provided, that the Executive shall provide the Board with written notice of any such Good Reason at least thirty (30) days in advance of a voluntary termination of employment and the Company shall have the opportunity to remedy or cure the asserted basis for any such Good Reason voluntary termination within such thirty-day period.

     (i) "Change in Control" shall have the meaning set forth in Section 1.2 of the T Cell Sciences, Inc. Amended and Restated 1991 Stock Compensation Plan, without regard to the Board's right to revoke a resolution declaring that a Change in Control has occurred.

     (ii) "Good Reason" shall mean:

          (A) the assignment to the Executive of any duties substantially inconsistent with the Executive's position or status as an officer immediately prior to

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               the Change in Control or any alteration in the nature or status of the Executive's responsibilities to a significantly lesser position;

          (B) material reduction in the Executive's salary, incentive compensation, or benefits or perquisites as in effect immediately prior to the Change in Control;

          (C) the relocation of the principal place of the Executive's employment after the Change in Control to a location more than 50 miles from the principal place of the Executive's employment as of the Effective Date without the Executive's written consent; or

          (D) the failure by the Company to assign this Agreement to any successor pursuant to Section 9.

3. Termination by the Executive. The Executive's employment may be terminated by the Executive by written notice to the Board at least thirty (30) days prior to such termination. Upon receipt of such notice, the Company may elect to provide the Executive with pay in lieu of notice. For purposes of this Section 3, the Company is only required to pay the Executive an amount equal to his salary pro rated for the period of time for which the Company waives notice. Upon termination of employment under this Section 3, the Company shall not be required to provide the Executive with the benefits set forth in Section 4.

4. Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive shall terminate on the date of termination of the Executive's employment with the Company. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Company pursuant to Section 1 or 2 above, the Company shall provide to the Executive the following termination benefits ("Termination Benefits"):

     a. continuation of the Executive's Salary at the rate in effect at the date of termination;

     b. continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C.ss.1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination, unless the termination of employment pursuant to Section 1 or 2 occurs





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          within one year of a Change in Control, in which case the
          Company shall pay all premiums; and

     c. outplacement counseling and other services to be provided by Drake, Beam & Morin or such other firm as the Company may reasonably determine, for a period not to exceed six (6) months following the date of termination of the Executive's employment with the Company, up to a maximum amount of $7,500.

The Termination Benefits set forth in (a) and (b) above shall continue for twelve (12) months after the date of termination; provided, that in the event that the Executive is terminated pursuant to Section 1 at any time other than within one (1) year after a Change in Control and the Executive thereafter commences any employment or self-employment during the period during which the Executive is entitled to receive Termination Benefits (the "Termination Benefits Period"), the remaining amount of Salary due pursuant to Section 4(a) for the period from the commencement of such employment or self-employment to the end of the Termination Benefits Period shall be reduced by an amount equal to the amount the Executive earns as a result of such employment or self-employment and the payments provided under Section 4(b) shall cease effective as of the date the Executive becomes eligible for health benefits pursuant to such other employment or self-employment. The Company's liability for Salary continuation pursuant to Section 4(a) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this
Section 4 shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 4(b) ceases. The Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period.

It is the intention of the Executive and of the Company that no payments by the Company to or for the benefit of the Executive under this Agreement or any other agreement or plan, if any, pursuant to which the Executive is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code ("Code") relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess




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payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Internal Revenue Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

5. Litigation and Regulatory Cooperation. After the Executive's employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. After the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 5.

6. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the termination of the Executive's employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the arbitrator shall apply the law as established by decisions of the U.S. Supreme Court, the Court of Appeals for the First Circuit and the U.S. District Court for the District of Massachusetts in deciding the merits of claims and defenses under federal law or any state or federal anti-discrimination law, and any awards to the Executive for violation of



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     any anti-discrimination law shall not exceed the maximum award to which the
     Executive could be entitled under the applicable (or most analogous) federal anti-discrimination or civil rights laws. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 6 shall be specifically enforceable. Notwithstanding the foregoing, this Section 6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or other preliminary equitable relief in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 6.

7. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or requested to enforce Section 6 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

9. Assignment; Successors and Assigns, Etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

10. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to



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     any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

13. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

14. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the Effective Date.

                                         T CELL SCIENCES, INC.


                                         By:
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Date                                            Una S. Ryan, President



-----------------------------            -------------------------------
Date                                     Executive







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